Independent Auditors' Consent


The Board of Directors
Keystone Heritage Group, Inc.

We consent to incorporation by reference in the registration statement (No. 2-99022) on Form S-3 and the registration statements (Nos. 333-22397 and 33-88234) on Form S-8 of Keystone Heritage Group, Inc. of our report dated January 24, 1997, relating to the consolidated balance sheets of Keystone Heritage Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Keystone Heritage Group, Inc.


                                             /s/ KPMG Peat Marwick LLP


March 28, 1997